UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2011 (April 11, 2011)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Chase Park Plaza Hotel, LLC (“Chase Park LLC”), the special purpose entity owner of Chase Park Plaza hotel located in St. Louis, Missouri and an indirect subsidiary of Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” the “Company,” “we,” “our” or “us”), is currently the borrower under a Construction Loan Agreement dated November 15, 2007 with Bank of America, N.A. as administrative agent and lender with the other lending institutions that are parties to the Construction Loan Agreement (collectively, the “Hotel Lenders”) as modified by the Third Loan Modification and Extension Agreement (the “Hotel Loan”).  The Hotel Loan is secured by Chase Park Plaza.  As of March 15, 2011, approximately $62.8 million was outstanding under the Hotel Loan.

The Private Residences, LLC (“Residences LLC”), the special purpose entity owner of The Private Residences at the Chase Park Plaza located in St. Louis, Missouri and an indirect subsidiary of Behringer Harvard Opportunity REIT I, Inc., is a borrower under a Construction Loan Agreement dated November 15, 2007 with Bank of America, N.A. as administrative agent and lender with the other lending institutions that are parties to the Construction Loan Agreement (collectively, the “Residence Lenders”) as modified by the Fifth Loan Modification and Extension Agreement (the “Residences Loan”).  The Residences Loan is secured by The Private Residences at the Chase Park Plaza.  As of March 15, 2011, approximately $7.8 million was outstanding under the Residences Loan.

On April 11, 2011, but effective as of March 15, 2011, Chase Park LLC and the Hotel Lenders entered into the Fourth Loan Modification and Extension Agreement (the “Fourth Modification”) of the Hotel Loan.  The Fourth Modification extends the maturity date of the loan from March 15, 2011 to November 15, 2011 with an option to extend the loan for an additional six months to May 15, 2012, subject to Chase Park LLC meeting certain conditions.  The Fourth Modification requires an initial principal payment of $0.5 million, subsequent quarterly principal payments of $375,000 and a modified interest rate to LIBOR plus 4%.  After the required initial principal payment the principal balance was reduced to $61.9 million as of April 13, 2013.  All other material terms remain the same.

On April 11, 2011, but effective as of March 15, 2011, Residences LLC and the Residence Lenders entered into the Sixth Loan Modification and Extension Agreement (the “Sixth Modification”) of the Residences Loan.  The Sixth Modification extends the maturity date of the loan from March 15, 2011 to November 15, 2011 with an option to extend the loan for an additional six months to May 15, 2012 subject to the Residences LLC meeting certain conditions, and modifies the interest rate to LIBOR plus 4.5%.  The Sixth Modification requires the sale of at least three condominium units with the first sale due by July 31, 2011, the second by August 31, 2011 and the third by September 30, 2011 with an additional cure period of 30 days for each sale date.   We can make a principal payment of $625,000 to satisfy the requirement of the unsold unit.   As of April 12, 2011 we have sold one unit and there are two units under contract.  All other material terms remain the same.  As of April 13, 2011, approximately $7.1 million was outstanding under the Residences loan.

We serve as Guarantors of the Hotel Loan and the Residences Loan, and the loans are cross-collateralized.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 related to modifications of the Hotel Loan and the Residences Loan described above under Item 1.01 is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: April 13, 2011	By:	/s/ Kymberlyn K. Janney
Kymberlyn K. Janney
Chief Financial Officer and Treasurer